Exhibit 99.1
Contacts:
Rebecca Peterson
Vice President, Corporate Communications
Alkermes, Inc.
(617) 583-6378
Steven Ertel
Vice President, Corporate Development
Acceleron Pharma, Inc.
(617) 649-9234
ALKERMES LICENSES TECHNOLOGY PLATFORM FOR LONG-ACTING FUSION PROTEINS FROM ACCELERON PHARMA
- Lead Candidate is Long-Acting TNF Inhibitor; Alkermes Expects to File IND in 2010 -
Cambridge, MA, December 3, 2009 — Alkermes, Inc. (NASDAQ: ALKS) and Acceleron Pharma, Inc. today announced that Alkermes has licensed a proprietary long-acting Fc fusion technology platform, called the Medifusion™ technology, which is designed to extend the circulating half-life of proteins and peptides. The first drug candidate being developed with this technology is a long-acting form of a TNF receptor-Fc fusion protein for the treatment of rheumatoid arthritis (RA) and related autoimmune diseases. The TNF receptor-Fc fusion protein is structurally similar to etanercept, commercially known as ENBREL®, which had worldwide sales of nearly $6 billion in 2008.
Under the terms of the agreement, Alkermes will have worldwide rights to the Medifusion technology in return for an upfront payment and equity investment in Acceleron as well as future development, regulatory and sales milestones and royalties on product sales. Acceleron will retain all rights to the technology for products derived from the TGF-beta superfamily. As part of the agreement, Acceleron will develop up to two selected drug compounds using the Medifusion technology through preclinical studies, at which point Alkermes will assume responsibility for all clinical development and commercialization of these two compounds and any other compounds Alkermes elects to develop resulting from the platform.
“We are very pleased to have in-licensed this novel and broadly applicable technology from Acceleron and look forward to applying this new technology to develop a long-acting TNF candidate,” commented Richard Pops, Chief Executive Officer of Alkermes. “In addition to this lead product candidate, we believe there are several other important protein therapeutics for which we can use the Medifusion platform to develop long-acting products that may offer valuable new treatment options for patients.”
ALKS 6931, the lead candidate from the Medifusion platform, is a fusion protein of a soluble TNF receptor with the Fc component of human immunoglobulin G1. In vivo studies have shown a significantly extended half-life of ALKS 6931 beyond the half-life of etanercept. Alkermes expects to file an Investigational New Drug Application (IND) for ALKS 6931 in 2010.
“We believe this technology platform for fusion protein optimization could have a major impact on people required to take injections on a frequent basis, and that Alkermes is the ideal collaborator as the clear leader in the development of novel long-acting therapeutics,” commented John Knopf, Ph.D., Chief Executive Officer and Founder of Acceleron. “Acceleron has advanced three internally discovered fusion proteins into human clinical trials, each of which is based on our knowledge and expertise in fusion protein optimization. We believe Alkermes will be a great partner to generate value from this promising Fc fusion protein platform.”
About Alkermes
Alkermes, Inc. is a fully integrated biotechnology company committed to developing innovative medicines to improve patients’ lives. Alkermes developed, manufactures and commercializes VIVITROL® for alcohol dependence and manufactures RISPERDAL® CONSTA® for schizophrenia and bipolar I disorder. Alkermes’ robust pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes.

Headquartered in Cambridge, Massachusetts, Alkermes has research facilities in Massachusetts and a commercial manufacturing facility in Ohio.
About Acceleron
Acceleron is a privately held biopharmaceutical company committed to discover, develop, manufacture and commercialize novel biotherapeutics that modulate the growth of red blood cells, bone, muscle, fat and the vasculature to treat musculoskeletal, metabolic and cancer-related diseases. Acceleron has advanced three internally discovered fusion proteins into human clinical trials. ACE-011 is being studied in a Phase 2 clinical trial in breast cancer patients. ACE-031 is currently being studied in a Phase 1 multiple dose clinical trial and ACE-041 is being studied in a Phase 1 clinical trial in patients with advanced cancer. In addition, the company is advancing new product candidates that increase muscle mass, control angiogenesis, inhibit fat accumulation and increase hemoglobin. Acceleron utilizes proven biotherapeutic technologies and capitalizes on the company’s internal GMP manufacturing capability to rapidly and efficiently advance its therapeutic programs. The investors in Acceleron include Advanced Technology Ventures, Bessemer Ventures, Celgene, Flagship Ventures, MPM BioEquities, OrbiMed Advisors, Polaris Ventures, QVT Financial, Sutter Hill Ventures and Venrock. For more information, visit www.acceleronpharma.com.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited, to statements relating to the preclinical and clinical development of ALKS 6931 and any other candidates, the timing of regulatory filings for ALKS 6931 and whether the companies will be able to create long-acting medications, including ALKS 6931, using this technology platform. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: the viability of the Fc fusion technology platform for etanercept and any other candidates and actions by the FDA regarding IND filings for these candidates. For further information with respect to factors that could cause the company’s actual results to differ materially from expectations, reference is made to the reports the company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
Medifusion ™ is a trademark and VIVITROL® is a registered trademark of Alkermes, Inc. RISPERDAL® CONSTA® is a registered trademark of Janssen-Cilag group of companies. ENBREL® is a registered trademark of Amgen, Inc.
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